EXHIBIT 99.1
CONSENT
I hereby consent to being named in the Registration Statement on Form S-1 of SS&C Technologies Holdings, Inc. (the “Company”) and all amendments thereto (File No. 333-164043) (the “Registration Statement”) as a person who will become a director of the Company upon consummation of the transactions contemplated in the Registration Statement.

/s/ Jonathan E. Michael
Name:	Jonathan E. Michael
February 4, 2010